Exhibit 99.1

Contacts
Julie Leber	Damon Elder
Spotlight Marketing Communications	Spotlight Marketing Communications
(949) 427-5172, ext. 703	(949) 427-5172, ext. 702
julie@spotlightmarcom.com	damon@spotlightmarcom.com

Strategic Storage Trust IV Completes Initial Investment with

Acquisition of 504-Unit Self Storage Facility Near Port St. Lucie, Florida

PORT ST. LUCIE, FLA. – (April 12, 2017) – Strategic Storage Trust IV, Inc., a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today its purchase of a 504-unit self storage facility in the Port St. Lucie suburb of Jensen Beach, Florida. The acquisition is the first for the recently launched REIT.

“This property is an excellent initial acquisition for Strategic Storage Trust IV, as it suits our selective acquisition criteria to a tee,” said H. Michael Schwartz, chairman and chief executive officer. “The self storage facility is 99 percent leased, equipped with interior climate control, is well-located near State Route 1, and provides easy access to the St. Lucie River and Jensen Beach to Jupiter Inlet Aquatic Preserve.”

The approximately 48,000-square-foot facility is located on nearly 4 acres of land at 1105 Northeast Industrial Blvd. and is equipped with 96 RV and boat spaces.

About Strategic Storage Trust IV, Inc.

Strategic Storage Trust IV, Inc., is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes. Strategic Storage Trust IV focuses on the acquisition of stabilized and growth self storage properties.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has a managed portfolio that currently includes more than 66,000 self storage units and approximately 7.7 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 105 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility. SmartStop is the sponsor of Strategic Storage Trust IV, Strategic Storage Growth Trust, Inc., and Strategic Storage Trust II, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in Strategic Storage Trust IV’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.